Exhibit 10.13

Making Communications Easy

June 10, 2008

To: David Sipes

Re: Offer Letter

Dear David,

It is my pleasure to offer you a full time position with RingCentral, Inc., a California corporation (the “Company” or “RingCentral”), as Vice President – Worldwide Marketing (“VPWM”), reporting to me.   Your initial responsibilities will be as set forth on Exhibit A attached hereto.  You may also be asked from time to time to take ownership of various tasks and projects that would be commensurate with your experience and Company’s needs.

Your starting compensation plan will be as follows:

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Salary. Annual gross base salary of $17,916.66 per month ($215,000 per year) (subject to standard withholding and payroll deductions), payable semi-monthly in accordance with the Company’s payroll policies.

•	MBO Performance Bonus.
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On a quarterly basis, you shall be eligible to receive a management-by-objective (MBO) bonus in the target gross amount of $15,000 per quarter ($60,000 per year). The MBO variable pay component will be prorated for your first quarter of employment as appropriate.  Your general MBO targets shall be the responsibilities described in Exhibit A.   Your specific MBO targets shall be as mutually agreed by you and the Company on a quarterly basis (see below).  You understand and agree that while it is the Company’s intent to set up reasonably achievable MBOs, actual achievement of these MBO target milestones may not necessarily be strictly solely in your control.  Therefore, the above notwithstanding, the amount of your variable pay will be based on the extent to which those MBO targets are achieved by the Company and/or you.

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Your specific initial quarterly MBO targets will be set by mutual agreement no later than 14 days after your Start Date; thereafter, your specific quarterly MBO targets will be set by mutual agreement on or before the beginning of each quarter.  The Company’s MBO performance milestone(s) will be set by the board at or about the beginning of each calendar year.

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All MBO performance bonuses shall be paid on a quarterly basis within 15 days after the end of each fiscal quarter.  At the end of each quarter you will deliver to the Company a written summary showing in reasonable detail the extent to which your milestone(s) were satisfied in the applicable fiscal quarter. If the Company and you disagree about whether an MBO milestone has been achieved, you and the Company shall promptly meet and confer in good faith to attempt to resolve the matter on mutually agreeable terms, provided however that the final decision on evaluation of your performance against set targets shall always remain with the Company.

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Stock Options. Subject to board approval, you will be issued 325,000 stock options, which stock options are equal to approximately one-sixty-fifth of one percent (0.65%) of the fully-diluted capital stock of the Company.  The exercise price of the stock options will be $0.99 per share, which is the current fair market value per share of the Company’s common stock.  Your stock options shall be subject to the terms of the Company’s 2003 Equity Incentive Plan (the “2003 Plan”).  All of your stock options shall vest over a 4-year vesting schedule as follows: provided you remain an employee of the Company, 25% of the stock options shall vest on the first anniversary of your employment start date, and the remaining options shall vest in equal installments at the rate of 1/48th per month (i.e., 6,771 options vest per month) on a monthly basis thereafter.  Subject to applicable law, your stock options will be issued as incentive stock options.

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Double-Trigger Stock Option Vesting Acceleration.  If the Company consummates a “Change of Control (defined below) and (i) you are terminated by the Company within 60 days prior to the Change of Control and/or not hired by the surviving / successor entity, or (ii) within 12 months after the Change of Control, your employment is terminated by the successor/surviving company without cause or you terminate your employment with the successor/surviving company for “Good Reason” (defined below), then fifty percent (50%) of your then unvested stock options shall immediately vest in full and be exercisable on your termination date.

•“Change of Control” means the occurrence of any of the following events: (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization after which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, fail to own at least 50% of the voting power of the surviving entity immediately following such consolidation, merger or reorganization, (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50% ) of the Company’s voting power is transferred, but excluding in the case of (A) and (B) (x) any consolidation or merger effected exclusively to change the domicile or state of incorporation of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof, or (C) a sale, lease or other disposition of all or substantially all of the assets of the Company.

•“Good Reason” means any of the following actions taken by the Company or a successor corporation or entity without your consent: (i) reduction of more than 5% of your overall compensation (it being agreed that your failure to achieve or be paid any target MBO bonus does not constitute a 5% reduction of your overall compensation); (ii) material reduction in your duties, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless your new duties are substantially reduced from your prior duties; or (iii)  relocation of your principal place of employment to a place greater than 50 miles from the Company’s then-principal executive offices.

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Benefits. You will be eligible to participate in the Company’s standard health benefits plan and will be provided with 10 Company holiday-vacation days and 10 days of paid-time off in accordance with the Company’s policies for other employees of your position.  Please note that the Company has contracted with an outsourced HR service provider to handle and administer the Company’s accounting, payroll, benefits, vacation/paid-time off and other

RingCentral, Inc • 1 Lagoon Drive, Suite 350, Redwood City, CA • Tel. 650-655-6900  • Fax. 650-655-6656 • www.ringcentral.com

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administrative matters.  When you begin employment, you will be provided with a complete description of these Company policies.  Also, because of the co-employment nature of the relationship between the Company and the HR service provider, you may also be required to sign the HR service provider’s standard form of employment contract and any other administrative forms required by the HR service provider.

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Severance.  Notwithstanding anything to the contrary contained herein, in the event of an involuntary termination of your employment by the Company without “cause” (as defined below) or voluntary termination with Good Reason at any time after December 25, 2008, you will be entitled to severance compensation equal to three (3) month’s base salary.  All severance shall be paid over three months in accordance with the Company’s payroll procedures.  For purposes of this agreement, “cause” means (i) conviction of a felony or any crime involving moral turpitude or dishonesty , (ii) a willful and substantial violation of the Company’s corporate policies, including but not limited to the Company’s Code of Conduct or similar policy(s) described in the Company’s employee handbook, or (iii) your material failure to perform your duties and responsibilities to the Company that has not been cured within fifteen (15) days after written notice from the Company, or (iv) a material breach of the PIIA

As a condition of your employment, you will need to sign our standard employee proprietary invention assignment and confidentiality agreement (“PIIA”).

For purposes of federal immigration law, you may be required to provide to us documentary evidence of your identity and eligibility for employment in the United States.  You must provide such documentation to us within three (3) business days of request as a condition of this offer and of your employment.  Your failure to comply with this condition gives us the right to immediately terminate our employment relationship with you.

Your continual employment with the Company at all times is strictly “at will.”  This means that you may terminate your employment with the Company at any time and for any reason whatsoever, simply by notifying the company.  Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.  In case of any such termination, except as expressly set forth herein, the Company is under no obligation to pay you a severance and the Company shall have no outstanding obligations to you except your right to exercise your then-currently vested stock options in accordance with 2003 Plan.  This at-will employment relationship cannot be changed except in writing, signed by the Chief Executive Officer of the Company.

In the unlikely event of a dispute between Company and you arising out of or related to your employment, including any matter related to the stock options, or the termination of your employment for any reason whatsoever, we each agree to submit our dispute to binding arbitration in the County of San Mateo, California under the Federal Arbitration Act if we are unable to resolve the dispute after meeting and conferring in good faith within 45 days.  This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment.  The Company will pay all of the arbitration costs.  In the event of arbitration, the Company will pay all costs and fees of the arbitration, including your arbitration fees and costs.  While this agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.), it is not

RingCentral, Inc • 1 Lagoon Drive, Suite 350, Redwood City, CA • Tel. 650-655-6900  • Fax. 650-655-6656 • www.ringcentral.com

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applicable to your rights under the California Workers’ Compensation Law, which are governed under the special provisions of that law, or to enforcement of the attached agreement concerning confidential information and ownership of inventions.

Your employment start date shall be June 25, 2008 (“Start Date”).

If not accepted in writing, this offer will expire in its entirety at 5:00 p.m. (PST) on Wednesday, June 11, 2008.

David, I really look forward to working with you and taking this Company to the next level together. This is a key executive position, and we have high hopes that you will contribute in a very tangible and visible manner to our growth.

Sincerely,	ACCEPTED

/s/ David Sipes
Vlad Shmunis	David Sipes
CEO
RingCentral, Inc.	Date: June 11, 2008

RingCentral, Inc • 1 Lagoon Drive, Suite 350, Redwood City, CA • Tel. 650-655-6900  • Fax. 650-655-6656 • www.ringcentral.com

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EXHIBIT A

Responsibilities

Your responsibilities as RingCentral’s Vice President – Worldwide Marketing are as follows:

•	Establish RingCentral as a leading international brand for small business communications.
•	Primary responsibility for profitably growing RingCentral’s current 60K customers to a community of hundreds of thousands.
•	Responsibility for all prospect and customer marketing, with the former including SEM/SEO, Affiliate, Display, Direct, Viral, as well as various off-line techniques as appropriate.
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Recruit, motivate and set direction for the marketing team (both internal and external resources, including multiple agency relationships); establish processes, accountabilities and track progress against goals and objectives.

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Lead full range of marketing activities, including: market research, user database initiatives, corporate identity development, publicity, advertising, promotion and community development (seminars/Webinars, user groups, blogs, etc.), both on- and offline.

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Establish and manage a multi-million dollar marketing budget and continually develop, test, measure and refine an innovative mix of online and offline marketing methods to maximize impact on target audiences and the ROI of marketing dollars.

•	Maximize utilization of the data gained from the customers’ use of the Company’s products; build customer retention programs based on the data.
•	Work closely with Product Management on development of feature prioritization, product roadmap, pricing and revenue optimization.
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Work closely with Business Development to develop and manage key partnerships with leading companies offering complimentary products and services to the target audience (e.g., VistaPrint, PayPal, Intuit, Cisco, domestic and international carriers, etc.)

•	Work closely with Customer Satisfaction to minimize churn and increase revenue from existing customers.
•	Work closely with, and initially manage, Telesales to hone down the pitch and improve overall product effectiveness.
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As a core member of the executive team, collaborate on and contribute to overall Company strategy and organizational development (recruitment, culture, etc); play a central role in determining future expansion opportunities.

RingCentral, Inc • 1 Lagoon Drive, Suite 350, Redwood City, CA • Tel. 650-655-6900  • Fax. 650-655-6656 • www.ringcentral.com

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Metrics. In addition to the general goal as set forth above, your performance will be measured in terms of quantifiable progress against the following metrics:

•	Number of customer leads
•	Cost of leads
•	Trial-to-Paid Conversions
•	Industry awards

RingCentral, Inc • 1 Lagoon Drive, Suite 350, Redwood City, CA • Tel. 650-655-6900  • Fax. 650-655-6656 • www.ringcentral.com